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                                TABLE OF CONTENTS

                                                                                                 PAGE
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
ARTICLE I  TRANSFER AND VOTING OF SHARES; AND OTHER COVENANTS OF THE STOCKHOLDERS...................1

                    SECTION 1.1.           Voting of Shares.........................................1
                    SECTION 1.2.           No Inconsistent Arrangements.............................2
                    SECTION 1.3.           Proxy....................................................2
                    SECTION 1.4.           Waiver of Dissenters' Rights.............................3
                    SECTION 1.5.           Stop Transfer............................................3
                    SECTION 1.6.           No Solicitation..........................................3
                    SECTION 1.7.           Management Agreements....................................3

ARTICLE II  DISCLOSURE..............................................................................4

                    SECTION 2.1.           Disclosure...............................................4

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.....................................4

                    SECTION 3.1.           Due Authorization, etc...................................4
                    SECTION 3.2.           No Conflicts; Required Filings and Consents..............4
                    SECTION 3.3.           Title to Shares..........................................5
                    SECTION 3.4.           No Finder's Fees.........................................5

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER..................................5

                    SECTION 4.1.           Due Organization, Authorization, etc.....................5

ARTICLE V  MISCELLANEOUS............................................................................6

                    SECTION 5.1.           Definitions..............................................6
                    SECTION 5.2.           Termination..............................................6
                    SECTION 5.3.           Further Assurance........................................6
                    SECTION 5.4.           Certain Events...........................................6
                    SECTION 5.5.           No Waiver................................................6
                    SECTION 5.6.           Specific Performance.....................................6
                    SECTION 5.7.           Notice...................................................7
                    SECTION 5.8.           Expenses.................................................7
                    SECTION 5.9.           Headings.................................................7
                    SECTION 5.10.          Severability.............................................7
                    SECTION 5.11.          Entire Agreement; No Third-Party Beneficiaries...........7
                    SECTION 5.12.          Assignment...............................................8

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                                       i

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
                    SECTION 5.13.          Governing Law............................................8
                    SECTION 5.14.          Amendment................................................8
                    SECTION 5.15.          Waiver...................................................8
                    SECTION 5.16.          Counterparts.............................................8

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                                      ii


                          STOCKHOLDERS VOTING AGREEMENT


         THIS STOCKHOLDERS AGREEMENT, dated as of July 22, 1999 (the "Agreement"), is entered into among WC Recapitalization Corp., a Delaware corporation ("Purchaser"), and the stockholders of the Company whose names appear on Schedule I hereto (collectively, the "Stockholders").

                              W I T N E S S E T H:

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, Purchaser and the White Cap Industries, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, the merger of Purchaser with and into the Company (the "Merger");

         WHEREAS, as of the date hereof, each Stockholder owns (beneficially and of record) the number of Shares set forth opposite such Stockholder's name on
Schedule I hereto (all Shares so owned and which may hereafter be acquired by such Stockholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Stockholder's "Owned Shares");

         WHEREAS, as a condition to Purchaser's willingness to enter into the Merger Agreement, Purchaser has required that the Stockholders enter into this Agreement; and

         WHEREAS, in order to induce Purchaser to enter into the Merger Agreement, the Stockholders are willing to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser and each of the Stockholders, severally and not jointly, hereby agree as follows:

                                    ARTICLE I

                         TRANSFER AND VOTING OF SHARES;
                     AND OTHER COVENANTS OF THE STOCKHOLDERS

         SECTION 1.1. VOTING OF SHARES. Each Stockholder agrees, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, each Stockholder shall vote its Owned Shares
(i) in favor of the Merger and the Merger Agreement (as amended from time to time), (ii) against any proposal for a Third Party Acquisition and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's Restated Articles of Incorporation or By-Laws, any other material change in the Company's corporate structure or business, or any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Purchaser or its nominees to vote such Owned Shares directly solely with respect to the matters referred to in this Section 1.1.

         SECTION 1.2. No Inconsistent Arrangements. Except as contemplated by this Agreement and the Merger Agreement, each Stockholder shall not during the term of this Agreement (i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of such Stockholder's Owned Shares or any interest therein, or create or, except as set forth on
Schedule 1.2 hereto, permit to exist any Encumbrance (as defined below) on such Owned Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Owned Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Owned Shares, (iv) deposit such Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Owned Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby or by the Merger Agreement. Notwithstanding anything in this Agreement to the contrary, each Stockholder may transfer all or any of such Stockholder's Owned Shares to any trust, partnership or similar vehicle formed for estate, tax or family planning purposes of which such Stockholder controls the vote, provided that as a condition of such transfer, such Stockholder notifies the Purchaser and provides the Purchaser with documentation reasonably satisfactory to the Purchaser as to the consent of the transferee to be bound by all of the provisions of this Agreement.

         SECTION 1.3. Proxy. Each Stockholder hereby revokes any and all prior proxies or powers-of-attorney in respect of any of such Stockholder's Owned Shares and constitutes and appoints Purchaser or any nominee of Purchaser, with full power of substitution and resubstitution, at any time during the term of this Agreement, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to demand that the Secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering any matter referred to in Section 1.1 (if permitted under the Company's Restated Articles of Incorporation or By-Laws) and to vote each of such Owned Shares as its Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that Delaware Law may permit or require as provided in Section 1.1.

         THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM OF THIS AGREEMENT.

         SECTION 1.4. Waiver of Dissenters' Rights. Each Stockholder hereby waives any rights to dissent from the Merger.

         SECTION 1.5. Stop Transfer. Each Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Owned Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Article III hereof) and acknowledges that Purchaser and the Company may notify the Company's transfer agent of the terms hereof.

         SECTION 1.6. No Solicitation. Each Stockholder shall not, nor shall it permit or authorize any of its officers, directors, employees, agents or representatives (collectively, the "Representatives") to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any proposal for a Third Party Acquisition, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any proposal for a Third Party Acquisition or (iii) enter into any agreement with respect to any proposal for a Third Party Acquisition or approve or resolve to approve any proposal for a Third Party Acquisition. Upon execution of this Agreement, each Stockholder shall, and it shall cause its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Each Stockholder will promptly notify Purchaser of the existence of any proposal, discussion, negotiation or inquiry received by such Stockholder, and each Stockholder will immediately communicate to Purchaser the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Purchaser copies of any written materials received by it in connection with such proposal, discussion, negotiation or inquiry) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. Nothing in this Section 1.6 shall be a limitation on any Stockholder or representative thereof serving solely in his capacity as a director of the Company, each of whom in his capacity as director of the Company shall be subject to the terms and provisions of Section 6.4 of the Merger Agreement.

         SECTION 1.7. Management Agreements. By executing this Agreement, each Stockholder named in Section 2.2(c) of the Merger Agreement agrees and commits to consummate the transactions set forth therein, and agrees to execute and deliver, to the extent contemplated thereby, the agreements referred to in Sections 9.2(g) and (h) of the Merger Agreement. Purchaser agrees to cause the Company and its subsidiary party thereto to execute and deliver such agreements to such Stockholders to the extent contemplated by Sections 9.2(g) and (h).

                                   ARTICLE II

                                   DISCLOSURE

         SECTION 2.1. DISCLOSURE. Each Stockholder hereby authorizes Purchaser to publish and disclose in the Company Proxy Statement (including all documents and schedules filed with the SEC) its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         Each Stockholder hereby represents and warrants to Purchaser as follows:

         SECTION 3.1. Due Authorization, etc. Such Stockholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint Purchaser as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Purchaser as Stockholder's Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement of the consummation by such Stockholder of the transactions contemplated hereby.

         SECTION 3.2. No Conflicts; Required Filings and Consents.

         (a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate any trust agreement or other similar documents relating to any trust of which such Stockholder is trustee, (ii) conflict with or violate any law applicable to such Stockholder or by which such Stockholder or any of such Stockholder's properties is bound or affected or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of such Stockholder, including, without limitation, such Stockholder's Owned Shares, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's assets is bound or affected, except, in the case of clauses (ii) and (iii), for any such breaches, defaults or other occurrences that would not prevent or delay the performance by such Stockholder of such Stockholder's obligations under this Agreement.

         (b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the HSR Act or approvals or consents required under applicable foreign antitrust or competition laws or the Exchange Act), domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of such Stockholder's obligations under this Agreement.

         SECTION 3.3. Title to Shares. Such Stockholder is the sole record and beneficial owner of its Owned Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"), other than as set forth on Schedule
1.2 hereto and other than restrictions imposed by the securities laws or pursuant to this Agreement or the Merger Agreement.

         SECTION 3.4. No Finder's Fees. Except as disclosed in the Merger Agreement, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder the payment of which could become the obligation of the Company or Purchaser. Such Stockholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

         Purchaser hereby represents and warrants to the Stockholders as follows:

         SECTION 4.1. Due Organization, Authorization, etc. Purchaser is duly organized, validly existing and in good standing under the laws of Delaware. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Purchaser has been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.

                                    ARTICLE V

                                  MISCELLANEOUS

         SECTION 5.1. Definitions. Terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in the Merger Agreement.

         SECTION 5.2. Termination. This Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of the parties hereto or (ii) automatically and without any required action of the parties hereto upon
(x) the Effective Time or (y) the termination of the Merger Agreement in accordance with its terms. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

         SECTION 5.3. Further Assurance. From time to time, at another party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement.

         SECTION 5.4. Certain Events. Each Stockholder agrees that this Agreement and such Stockholder's obligations hereunder shall attach to such Stockholder's Owned Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Owned Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators, or successors. Notwithstanding any transfer of Owned Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

         SECTION 5.5. No Waiver. The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         SECTION 5.6. Specific Performance. Each Stockholder acknowledges that if such Stockholder fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Purchaser for which money damages would not be an adequate remedy. In such event, each Stockholder agrees that Purchaser shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Purchaser should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Stockholder hereby waives the claim or defense that Purchaser has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

         SECTION 5.7. Notice. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

            (a)      If to Purchaser:     Leonard Green & Partners, Inc.
                                          11111 Santa Monica Boulevard
                                          Suite 2000
                                          Los Angeles, CA 90025
                                          Attention:  Peter J. Nolan
                                          Facsimile: (310) 954-0404

                     with a copy to:      Gibson, Dunn & Crutcher LLP
                                          333 South Grand Avenue
                                          Los Angeles, CA 90071
                                          Telecopier: 213-229-7520
                                          Attention:  Jennifer Bellah Maguire

         (b) If to a Stockholder, at the address set forth below such Stockholder's name on Schedule I hereto.

         SECTION 5.8. EXPENSES. Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses. Notwithstanding the foregoing, Purchaser acknowledges that the Company will pay the reasonable fees of Hogan & Hartson for negotiating the provisions of this Agreement.

         SECTION 5.9. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 5.10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

         SECTION 5.11. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

         SECTION 5.12. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise.

         SECTION 5.13. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

         SECTION 5.14. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 5.15. WAIVER. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and
(c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         SECTION 5.16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, Purchaser and the Stockholders have caused this Agreement to be executed as of the date first written above.


                                                     WC RECAPITALIZATION CORP.


                                                     By:
                                                        ----------------------
                                                     Name:  Peter J. Nolan
                                                     Title:  President

                                   SCHEDULE I


             NAME AND ADDRESS OF STOCKHOLDER                 NUMBER OF SHARES BENEFICIALLY OWNED
Greg Grosch                                                                2,429,722
Grosch Family Trust                                                          269,967
3120 Airway Avenue
Costa Mesa, CA  92626


Chris Lane                                                                   136,010
Marianne Lane                                                                 21,750
3120 Airway Avenue
Costa Mesa, CA  92626


Richard Gagnon                                                               174,000
3120 Airway Avenue
Costa Mesa, CA  92626


Dan Tsujioka                                                                 161,969
39 Rockingham
Newport Beach, CA  92660


Brian Etter                                                                      500
3120 Airway Avenue
Costa Mesa, CA  92626


Apex Investment Fund III, L.P.                                               515,778
233 S. Wacker Drive, Suite 9500
Chicago, IL  60606


Apex Strategic Partners, L.L.C.                                               39,573
233 S. Wacker Drive, Suite 9500
Chicago, IL  60606


Mark King                                                                    202,517
Brenda King                                                                   58,346
MBK Children's Trust                                                          22,360
23956 Currant Drive
Golden, CO  80401


Bayview Investors, Ltd.                                                      192,509
6065 Shelter Bay Ave.
Mill Valley, CA  94941


Bruce & Sally Rogers                                                         210,303
Rogers Family Trust                                                           26,100
Sally K. Rogers Trust                                                         43,500
1515 Arapahoe St., Tower 1, Suite 1500 Denver, CO 80202


Andrew J. Gwirtsman                                                           13,230
Daniel L. Gwirtsman                                                           13,230
1515 Arapahoe St., Tower 1, Suite 1500 Denver, CO 80202


Charles R. Gwirtsman                                                          93,707
Nancy J. Reichman                                                             45,901
1515 Arapahoe St., Tower 1, Suite 1500 Denver, CO 80202


Capital Resources Growth, Inc.                                               208,800
1515 Arapahoe St., Tower 1, Suite 1500
Denver, CO  80202
